Exhibit 99.1

MEMC Electronic Materials, Inc. 501 Pearl Drive (City of O’Fallon) Post Office Box 8 St. Peters, Missouri 63376 USA Phone: 636-474-5000 Fax: 636-474-5158 www.memc.com	For Immediate Release MEMC Completes Acquisition of SunEdison

St. Peters, MO., November 23, 2009 – MEMC Electronic Materials, Inc. (NYSE: WFR), a leading provider of silicon wafers to the semiconductor and solar industries, has completed the acquisition of privately held Sun Edison LLC, a developer of solar power projects and North America’s largest solar energy services provider.

As previously disclosed, the purchase price of $200 million was paid 70% in cash and 30% in MEMC stock, plus certain retention payments, transaction expenses, and the assumption of net debt.

“This acquisition further enhances our positioning in the solar industry,” said Ahmad Chatila, Chief Executive Officer of MEMC. “Renewable, clean solar energy is still in its infancy as a growing global industry. Our role in reducing costs in both the components of solar modules and well as the actual solar plants will help to further accelerate this growth.”

"Our strategy is to drive revenue growth for our wafer business while SunEdison produces a recurring revenue stream from solar generated electricity. At the same time, SunEdison can directly benefit from the technological and cost advances that we are helping to create with continuing improvements in silicon wafer technology. This acquisition is the beginning of an exciting new chapter in the successful 50 year history of MEMC.”

SunEdison is based in Beltsville, Maryland and employs approximately 300 people worldwide. It "simplifies solar" by managing the development, financing, operation and monitoring of solar power plants for commercial customers, including many national retail outlets, government agencies, and utilities. In a typical structure, SunEdison arranges third party, non-recourse financing for the facility and the customer has no upfront capital outlay.

With one of the strongest brands in solar, SunEdison will continue to operate with the SunEdison name, as a subsidiary of MEMC.

Other Events

The Company announced that, in connection with the acquisition of Sun Edison LLC, the Company granted special inducement grants under its 2009 Special Inducement Grant Plan to retain certain SunEdison employees (224_ in total) as employees of MEMC and its newly acquired SunEdison business unit.  The Company granted an aggregate of 584,372 restricted stock units, which vest on the first anniversary of the Closing, subject to such employees being employed by MEMC and/or the SunEdison business unit on such date.

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MEMC ELECTRONIC MATERIALS

The Company also granted an aggregate of 1,644,529 restricted stock units, which are subject to vesting requirements based on both performance and time.  The performance requirements are tied to the same metrics as the earnout contemplated by the merger agreement.  Assuming the performance requirement is achieved, (i) 34% of such earned grants will vest on the date that MEMC determines to be the issue date following the end of the earnout period; (ii) 33% of such earned grants will vest on December 31, 2011; and (iii) the remaining 33% of such earned grants will vest on December 31, 2012, assuming that the subject employee is employed by MEMC or the SunEdison business unit as of those dates.

The Company’s Board of Directors approved the 2009 Special Inducement Grant Plan based on the employment inducement exemption provided under the NYSE listing standards.  As a result, the Plan did not require shareholder approval, and this press release is being issued pursuant to applicable NYSE guidance.

About MEMC

MEMC is a global leader in the manufacture and sale of wafers and related intermediate products to the semiconductor and solar industries.  MEMC has been a pioneer in the design and development of wafer technologies over the past 50 years.  With R&D and manufacturing facilities in the U.S., Europe and Asia, MEMC enables the next generation of high performance semiconductor devices and solar cells.  With the acquisition of SunEdison, MEMC is now a developer of solar power projects and North America's largest solar energy services provider.

MEMC’s common stock is listed on the New York Stock Exchange under the symbol “WFR” and is included in the S&P 500 Index.  For more information about MEMC, please visit www.memc.com.

Forward Looking Statements

Certain matters discussed in this news release are forward-looking statements. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements and include statements regarding expectations as to MEMC's business outlook. Potential risks and uncertainties include risks related to, among other things, the effects of disruption from the transaction making it more difficult to maintain relationships with employees, customers, suppliers, other business partners or governmental entities for both MEMC and SunEdison; other business effects, including the effects of industry, economic or political conditions outside of SunEdison's or MEMC's control; transaction costs;

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actual or contingent liabilities; the inability to predict the future success or market acceptance of SunEdison's products and services while part of MEMC; the highly competitive and rapidly evolving markets in which both SunEdison and MEMC compete; SunEdison's limited operating history and the fluctuation of its past operating results; SunEdison's reliance on the availability of project finance debt and equity capital and/or tax equity; and other risks described in MEMC's filings with the Securities and Exchange Commission. These forward-looking statements represent MEMC's judgment as of the date of this release. MEMC disclaims, however, any intent or obligation to update these forward-looking statements.

Contact:

Bill Michalek

Director, IR & Corporate Communications

MEMC Electronic Materials, Inc.

(636) 474-5443